Page 1 of 6 Pages
                                    				  Exhibit Index Page 5

                  				UNITED STATES
		              SECURITIES AND EXCHANGE COMMISSION
  			             WASHINGTON, D.C.   20549


              				SCHEDULE 13G


      		  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                   					     1
		       (AMENDMENT NO. _______________)*

          			     Ohio Power Company
______________________________________________________________________

          			       (Name of Issuer)

7.60% Cumulative Preferred, Par $100
7 6/10% Cumulative Preferred, Par $100
______________________________________________________________________

           			(Title of Class of Securities)

         	      677415705
	               677415804
______________________________________________________________________

        			       (CUSIP NUMBER)



Check the following box if a fee is being paid with this statement
(  ). (A fee is not required only if the filing person:	 (1) has a
previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                             Page 2 of 6 Pages

CUSIP NO. 677415705, 677415804         		13G


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Aetna Life and Casualty Company
      151 Farmington Avenue
      Hartford, CT.   06156-3124   IRS Identification No. 06-0843808
______________________________________________________________________

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                       							 (a)_________
     N/A							                (b)_________
______________________________________________________________________

3.  SEC USE ONLY
______________________________________________________________________

4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Connecticut
______________________________________________________________________
         				                   5.  SOLE VOTING POWER
				                                56,100
				                             _____________________________________
NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING
PERSON WITH
                                6.  SHARED VOTING POWER
				                                -0-
				                         ____________________________________


                         				  7.  SOLE DISPOSITIVE POWER
				                               56,100
				                          ______________________________________

                        				  8.  SHARED DISPOSITIVE POWER
				                              -0-
				                          ______________________________________
_____________________________________________________________________
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    56,100
_____________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*
    N/A
_____________________________________________________________________
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    5.33%
_____________________________________________________________________
12. TYPE OF REPORTING PERSON*
    HC
______________________________________________________________________
*SEE INSTRUCTION BEFORE FILLING OUT!

                                                 Page 3 of 6 Pages

                      				  SCHEDULE 13G


 Item 1(a).	   Name of Issuer:

         		   Ohio Power Company

 Item 1(b).	   Address of Issuer's Principal Executive Offices:

         		   301 Cleveland Avenue, S.W.
	 	           Canton, OH.	 44702

 Item 2(a).	   Name of Person Filing:

	         	   Aetna Life and Casualty Company

 Item 2(b).	   Address of Principal Business Office or, if none,
	          	   Residence:

         		   151 Farmington Avenue
		            Hartford, Connecticut  06156-3124

 Item 2(c).	   Citizenship:

         		   Connecticut

 Item 2(d).	   Title of Class of Securities:

          		   7.60% Cumulative Preferred;	Par $100
		             7 6/10% Cumulative Preferred;  Par $100

 Item 2(e).	   CUSIP Number:

          		   677415705
          		   677415804

 Item 3.	   Statement filed pursuant to Rule 13d-1(b).

       		   Parent Holding Company, in accordance with
		          Section 240.13d-1(b)(ii)(G)

 Item 4.	   Ownership.

       (a).	   Amount Beneficially Owned

          		   56,100

       (b).	   Percent of Class:

          		   5.33%

                                                     Page 4 of 6 Pages

       (c).	   Number of shares as to which such person has:

     		   (i)	 sole power to vote or to direct the vote -
			            56,100
		       (ii)	 shared power to vote or to direct the vote -
			              -0-
		       (iii)	 sole power to dispose or to direct the
			            disposition of - 56,100
		        (iv)	 shared power to dispose or to direct the
			             disposition of-   -0-

 Item 5.	   Ownership of Five Percent or Less of a Class.
       		   N/A

 Item 6.	   Ownership of More than Five Percent on Behalf of
       		   Another Person.
		          N/A

 Item 7.	   Identification and Classification of the Subsidiary
       		   Which Acquired the Security Being Reported on By
		          the Parent Holding Company.

       		   See attached Exhibit

 Item 8.	   Identification and Classification of Members of the
       		   Group.
		          N/A

 Item 9.	   Notice of Dissolution of Group.
       		   N/A

 Item 10.	   Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February	8, 1994
__________________________ (For the year ended December 31, 1993)
    Date

DANIEL P. KEARNEY
________________________________________
    Signature

Daniel P. Kearney, Executive Vice President, Investments
Name/Title